Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement No. 333-145613 on Form S-3 being filed by Nitches, Inc. and Subsidiaries of our reports dated November 15, 2006 on our audits of the consolidated financial statements and financial statement schedule of Nitches, Inc. and Subsidiaries as of and for the years ended August 31, 2006 and 2005, which report is included in the Annual Report on Form 10-K/A of Nitches, Inc. and Subsidiaries for the year ended August 31, 2006.

We also consent to the reference to our Firm under the caption "Experts" in the prospectus of the Registration Statement.

Berenson LLP
New York, New York
December 6, 2007